Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154	Telephone Fax Internet	212 758 9700 212 758 9819 www.us.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the use of our reports dated February 24, 2012, except as to Note 4 and the first three items of Note 30 which are as of May 25, 2012, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2011 and 2010, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2011 and 2010, and the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2011, incorporated by reference in this registration statement on Form S-3 (“the Registration Statement”) of Citigroup Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes in Citigroup’s method of accounting for qualifying special purpose entities, variable interest entities and embedded credit derivatives.

New York, New York

February 4, 2013

KPMG LLP is a Delaware limited liability partnership, the U.S.

member firm of KPMG International Cooperative, a Swiss entity.